EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 14, 2011, with respect to the consolidated financial statements of CC Energy II L.L.C. and subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in the Current Report of Eagle Rock Energy Partners, L.P. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Eagle Rock Energy Partners, L.P. on Forms S-3 (File No. 33-163554 and File No. 33-147244) and on Form S-8 (File No. 33-169472).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
November 14, 2011